               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY


JOHN GRILLO,

                  Plaintiff,
         -against-                                    C.A. No. 18606 NC

PENNACO ENERGY, INC., MARATHON
OIL ACQUISITION 1, LTD., PAUL M.
RADY, GLEN C. WARREN, JR., GREGORY                             [STAMP]
V. GIBSON, DAVID W. LANZA and KURT
M. PETERSON,

                  Defendants.


                             CLASS ACTION COMPLAINT

         Plaintiff, by his attorneys, for his class action complaint against defendants, alleges upon information and belief, except for paragraph 2 hereof, which is alleged upon knowledge as follows:

         1. Plaintiff brings this action pursuant to Rule 23 of the Rules of the Court of Chancery on his behalf and as a class action on behalf of all persons, other than defendants and those in privity with them, who own the common stock of Pennaco Energy, Inc. ("Pennaco" or the "Company").

         2. Plaintiff has been the owner of the common stock of the Company since prior to the transaction herein complained of and continuously to date.

         3. Defendant Pennaco is a corporation duly organized and existing under the laws of the State of Delaware with principal executive offices at 1050 17th Street, Suite 700, Denver, Colorado. The Company is an independent energy company focused on the acquisition, exploration, development and production of natural gas from coal bed methane properties located in Wyoming and Montana. The Company has over 23 million shares of common stock issued and outstanding, held by hundreds of shareholders of record, which shares trade on the American Stock Exchange.

     4. Defendant Marathon Oil Acquisition 1, Ltd. ("Acquisition") is a Delaware corporation formed for this acquisition and is a wholly-owned subsidiary of Marathon Oil Company ("Marathon"), an Ohio corporation, which is in turn is a wholly-owned subsidiary of USX Corporation ("USX"), a Delaware corporation. Acquisition, Marathon and USX are collectively referred to herein as "Marathon". Marathon, which formed Acquisition for purposes of this transaction, is named as an aider and abettor of the breaches of fiduciary duty alleged herein.

     5. Defendant Paul M. Rady ("Rady") is and was at all relevant times President, Chief Executive Officer and a director of Pennaco.

     6. Defendant Glen C. Warren, Jr. ("Warren") is and was at all relevant times Executive Vice President, Chief Financial Officer and a director of Pennaco. Prior to July, 1998, Warren was an investment banker with Lehman Brothers ("Lehman Bros."), the advisor ultimately retained by Pennaco.

     7. Defendant Gregory V. Gibson ("Gibson") is and was at all relevant times Vice President-Legal, Secretary and a director of Pennaco.

     8. Defendant David W. Lanza ("Lanza") is and was at all relevant times a director of Pennaco and a real estate developer, oil and gas property, in, inter alia, Wyoming.

     9. Defendant Kurt M. Peterson ("Peterson") is and was at all relevant times a director of Pennaco and a partner in the natural resources department of Davis, Graham and Stubbs, LLP, a Denver law firm that provides services to Pennaco.

         10. The Individual Defendants named in paragraphs 5 through 9 constitute the Board of Directors of Pennaco (the "Board") and are in a fiduciary relationship with plaintiff and the other public stockholders of Pennaco and owe them the highest obligations of good faith and fair dealing.

                            CLASS ACTION ALLEGATIONS

         11. Plaintiff brings this action on his own behalf and as a class action, pursuant to Rule 23 of the Rules of the Court of Chancery, on behalf of all common stockholders of the Company (except the defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of the defendants) and their successors in interest, who are or will be threatened with injury arising from defendants' actions as more fully described herein.

         12. This action is properly maintainable as a class action.

         13. The class is so numerous that joinder of all members is impracticable. As of January 8, 2001, there were in excess of 23 million shares of Pennaco common stock outstanding, owned by thousands of shareholders located throughout the country.

         14. There are questions of law and fact which are common to the class including, inter alia, the following: (a) whether defendants have breached their fiduciary and other common law duties owed by them to plaintiff and the members of the class; and (b) whether defendants have failed to disclose material information to Pennaco's common stockholders; (c) whether the class is entitled to injunctive relief or damages as a result of the wrongful conduct committed by defendants.

         15. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of the plaintiff are typical of the claims of other members of the class and plaintiff has the same interests as the other members the class. Plaintiff will fairly and adequately represent the class.

         16. The prosecution of separate actions by individual members of the class would create a risk of inconsistent or varying adjudications with respect to individual members of the class, which would establish incompatible standards of conduct for defendants, or adjudications with respect to individual members of the class which would, as a practical matter, be dispositive of the interests of other members or substantially impair or impede their ability to protect their interests.

         17. Defendants have acted in a manner which affects plaintiff and all members of the class, thereby making appropriate injunctive relief and/or corresponding declaratory relief with respect to the class as a whole.

                            SUBSTANTIVE ALLEGATIONS

         18. On or about December 22, 2000, Pennaco announced in a press release that it had entered into a definitive agreement with Marathon pursuant to which Marathon will acquire each share of Pennaco common stock at a price of $19 cash per share (the "transaction"). The total value of the transaction is approximately $500 million.

         19. Pursuant to the terms of the transaction, Acquisition commenced a cash tender offer for Pennaco common stock at $19 per share on or about January 8, 2001 ("tender"). The tender is to be followed by a cash out merger at $19 per share ("Merger").

         20. As described below, the transaction is fraught with procedural unfairness. Moreover, defendants have failed to disclose material information to Pennaco's public stockholders.

THE BACKGROUND OF THE TRANSACTION

         21. On or about January 8, 2001, Acquisition filed with the Securities and Exchange Commission ("SEC") a Form TO-T ("TO-T"). The TO-T contains Acquisition's Offer to Purchase all outstanding common shares of Pennaco at $19 per share ("Offer"). Simultaneously, on January

8, 2001, Pennaco filed its Schedule 14D-9 ("14D-9"). The Offer and 14D-9 outline in the barest of the terms the transaction.

         22. In the Offer, TO-T and 14D-9, (collectively, "offer documents"), defendants note the background and negotiations of the transaction. The 14D-9 says that "[f]rom time to time" Pennaco "has been the subject of informal inquiries regarding a possible acquisition or other business combination transaction". According to the offer documents, on September 8, 2000, Pennaco received an inquiry from Marathon regarding a possible business combination. Following receipt of this inquiry, on September 11 and 19, 2000, Pennaco provided Marathon with certain public information.

         23. On November 8, 2000, Clarence P. Cazalot, President of Marathon, contacted Rady to express Marathon's interest in acquiring the Company. On November 10, 2000, Rady and Warren met with Cazalot and other members of Marathon to discuss a possible acquisition, and agreed at this meeting to explore such a possible transaction over the next 30 days.

         24. Following this meeting, defendants Rady and Warren quickly sought to protect their own personal interests. On November 15, 2000, Rady and Warren executed amended employment agreements with the following key provisions: Rady receives a $3 million termination fee and a $6 million non-compete payment in the event his employment is terminated; Warren receives a $2 million termination fee and a $4 million non-compete payment if his employment is terminated. Rady's prior employment agreement provided for, inter alia, a termination fee of $3 million if terminated after July 2000 and no non-compete payment. Warren's prior employment agreement provided for, inter alia, a termination fee of $1,250,000 and no non-compete payment.

         25. On this same day (i.e., November 15, 2000) Pennaco and Marathon entered into a confidentiality agreement. Marathon conducted due diligence through the first half of December, 2000.

         26. Following Rady and Warren's execution of the amended employment agreements, in late November, 2000, Pennaco began interviewing possible investment advisors.

         27. On December 14, 2000, after proffering a lower, undisclosed offer on December 8 which was deemed "unacceptable" by the Board, Marathon offered $19 per share and Pennaco's Board authorized continued discussions with Marathon and the engagement of Lehman Brothers ("Lehman").

         28. On December 22, 2000 the transaction was approved. The Board of Directors also approved the merger agreement, which provides for a $15 million termination fee, or 3% of the transaction value and a waiver of this transaction from the operations of Pennaco's shareholder rights plan.

         29. Following the announcement of the transaction, the price of Pennaco stock immediately climbed to surpass the $19 price, closing at $19 5/8 on December 26, 2000, compared with the closing price of $14 5/8 on December 22, 2000. Since December 26, Pennaco stock has consistently closed over $19 per share.

         30. According to an analyst at Sanders Morris Harris, Inc., Irene Haas, Marathon "has to pay more." Haas values Pennaco at about $22 per share.

         31. On January 8, 2001, by virtue of this TO-T, the tender commenced, and is currently scheduled to expire on Monday, February 5, 2001.

DEFENDANTS HAVE FAILED TO DISCLOSE MATERIAL INFORMATION

         32. The Offer, the TO-T and 14D-9 fail to disclose information and material necessary for a reasonable Pennaco stockholder to make a fully informed decision on whether or not to tender shares in the Offer, including:

                  a. The 14D-9 provides Pennaco shareholders no information to enable them to understand why the Board decided to sell the Company.

                  b. The Lehman fairness opinion dated December 22, 2000, which is annexed as an exhibit to the 14D-9, states that the Company's investment advisor relied, in part, upon information supplied by Pennaco and its management, including projections for 2001-2005; Lehman's own analysis based upon "more conservative assumptions" than those contained in management's projections; and certain estimates of proved and non-proved reserves and future production, revenue, operating costs and capital investment. The Board, in determining to recommend the transaction to Pennaco shareholders, reached its conclusion in part on the presentation of Lehman. Yet, the offer documents do not detail discuss any financial analyses, range of values derived from any analyses or any disclosure of reserve information. In fact, the analysis prepared by Lehman and presumably presented to the Board, which is customarily an exhibit to SEC filings in this type of transaction, is not available and has not been made an exhibit to any of the offer documents. Thus, Pennaco stockholders have been completely deprived of any information, known to the defendants, about the anticipated future prospects of the Company or alternative transactions.

                  c. The 14D-9 does not provide Pennaco shareholders with any information concerning the range of values for the Company the Board considered. In fact, the offer documents do not discuss the types of analyses prepared by Lehman, such as comparable companies analysis, discounted cash flow analysis and the like, which are customarily prepared in these types of transactions nor the derived ranges of value.

                  d. The 14D-9 does not provide Pennaco shareholders with information to evaluate whether or not the transaction is the best transaction available. The 14D-9 does not say what efforts were made to determine Pennaco's value in the market for corporate control, or even whether or not any such efforts were made. Pennaco shareholders are not told why the Board decided to pursue the Marathon bid as opposed to any other, particularly in light of other inquiries the Company is said to have received in the past. The amount and identity of the other expressions of interest received by Pennaco in the past and briefly noted in the offer documents, are not disclosed.

         33. The foregoing information is necessary and material to a Pennaco stockholder's decision to accept or reject the Offer. Thus, defendants should supplement the Offer promptly to cure these material deficiencies.

                                   COUNT ONE

         34. Plaintiff incorporates by reference the allegations of paragraphs 1 to 33 as if fully set forth herein.

         35. The transaction represents a change in control of Pennaco and/or sale of the Company and imposes heightened fiduciary duties on the Individual Defendants to maximize shareholder value and to disclose to Pennaco shareholders all information material to an informed decision.

         36. Defendants have violated their fiduciary duties by disseminating the offer documents with the material deficiencies described in paragraph 32 above.

         37. Plaintiff and other members of the Class have been and will be irreparably damaged in that they must make a significant investment decision without material information known and readily available to the Individual Defendants.

         38. Plaintiff has no adequate remedy at law.

                                   COUNT TWO

         39. Plaintiff incorporates by reference the allegations of paragraphs 1 to 33 as if fully set forth herein.

         40. Even though the transaction is a change of control transaction, it is not the result of a process designed and implemented to ascertain the transaction offering the best value reasonably available for Pennaco's stockholders.

         41. Lehman was not authorized to solicit, and did not during its engagement solicit, third party indications of interest in acquiring Pennaco.

         42. The only substantive reasons the 14D-9 states for the Board's approval of the transaction are that it offers Pennaco shareholders a premium to the market price of their stock, and Lehman's fairness opinion. This assertion does not represent an informed basis for concluding that the transaction represents the best value available for Pennaco.

         43. Accordingly, Individual Defendants have breached their fiduciary duty of care and good faith.

         44. Moreover, defendants Rudy and Warren, aided and abetted by the remaining Individual Defendants, have protected their own interests in breach of their fiduciary duty of loyalty.

         45. Plaintiff and other members of the Class have been and will be damaged in that they have not and will not receive the best price available in the market for corporate control.

         46. In the circumstances, Marathon was aware that the Individual Defendants were not making any efforts to inform themselves of the best value available for Pennaco and that Rady and Warren improved their own employment contracts in the context of negotiating the transaction. Marathon participated in the Individual Defendants' breaches of fiduciary duty by pursuing the transaction in these circumstances. Accordingly, it has aided and abetted the Individual Defendants breaches of fiduciary duty.

         47. Plaintiff has no adequate remedy at law.

         WHEREFORE, plaintiff demands judgment as follows:

         A. Declaring this to be a proper class action and appointing plaintiff Class representative;

         B. Enjoining, preliminarily and permanently, the proposed transaction under the terms presently proposed, requiring the Individual Defendants to place the Company up for auction and/or to conduct a market-check, and requiring defendants to make full and fair disclosure of all material facts to the Class before the completion of any such acquisition.

         C. To the extent, if any, that the transaction complained of is consummated prior to the entry of this Court's final judgment, rescinding the same or awarding rescissory damages to the Class;

         D. Directing that defendants account to plaintiff and the Class for all damages caused to them and account for all profits and any special benefits obtained by defendants as a result of their unlawful conduct;

         E. Ordering defendants to supplement the Offer to include all material information not currently disclosed;

         F. Awarding to plaintiff the costs and disbursements of this action, including a reasonable allowance for the fees and expenses of plaintiff's attorneys and experts; and

         G. Granting such other and further relief as the Court deems appropriate.

Dated: January 9, 2001                 ROSENTHAL, MONHAIT, GROSS
                                          & GODDESS, P.A.

                                       By: /s/ Norman M. Monhait
                                          ---------------------------
                                       Suite 1401, Mellon Bank Center
                                       P.O. Box 1070
                                       Wilmington, DE 19899-1070
                                       (302) 656-4433
                                       Attorneys for Plaintiff

OF COUNSEL:

GOODKIND LABATON RUDOFF
  & SUCHAROW LLP
100 Park Avenue
New York, NY 10017
(212) 907-0700

               IN THE COURT OF CHANCERY IN THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY


JOHN GRILLO,

                  Plaintiff,
         -against-                                    C.A. No. 18606 NC

PENNACO ENERGY, INC., MARATHON
OIL ACQUISITION 1, LTD., PAUL M.
RADY, GLEN C. WARREN, JR., GREGORY                             [STAMP]
V. GIBSON, DAVID W. LANZA and KURT
M. PETERSON.

                  Defendants.


                                NOTICE OF MOTION

TO:      Pennaco Energy, Inc.                  Marathon Oil Acquisition 1, Ltd.
         c/o The Corporation Trust Company     c/o The Corporation Trust Company
         1209 Orange Street                    1209 Orange Street
         Wilmington, DE 19801                  Wilmington, DE 19801

         PLEASE TAKE NOTICE that plaintiff will present the attached Motion for Preliminary Injunction to the Court at the earliest convenience of the Court and counsel.

                                             ROSENTHAL, MONHAIT, GROSS
                                             & GODDESS, P.A.



                                         By: /s/ Norman M. Monhait
                                             ----------------------------
                                               Mellon Bank Center
                                               Suite 1401
                                               P.O. Box 1070
                                               Wilmington, DE 19899
                                               (302) 656-4433
                                               Attorneys for Plaintiff

               IN THE COURT OF CHANCERY IN THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY


JOHN GRILLO,


               Plaintiff,
     -against-                               C.A. No. 18606 NC

PENNACO ENERGY, INC., MARATHON
OIL ACQUISITION 1, LTD., PAUL M.
RADY, GLEN C. WARREN, JR. GREGORY
V. GIBSON, DAVID W. LANZA and KURT
M. PETERSON,

               Defendants.


                       MOTION FOR PRELIMINARY INJUNCTION

         Plaintiff hereby moves, pursuant to Court of Chancery Rule 65, for an
Order:

         1. Preliminarily enjoining defendants and all persons acting in concert with them from proceeding with, consummating or otherwise closing the tender offer by Marathon Oil Acquisition 1, Ltd. ("Acquisition")(the "Tender Offer") for all of the issued and outstanding shares of Pennaco Energy, Inc. ("Pennaco").

         2. Requiring defendants to supplement their materials furnished to Pennaco's shareholders in connection with the Tender Offer by disclosing all material facts and correcting the omissions described in plaintiff's Class Action Complaint in this action.

         3. Preliminarily enjoining defendants from performing any provisions of the Agreement and Plan of Merger dated as of December 22, 2000, among Marathon Oil Company ("Marathon"), Acquisition and Pennaco (the "Merger Agreement") that provide for payments by Pennaco to Marathon, Acquisition, or their affiliates, if the Merger Agreement is terminated.

         The grounds for this Motion are set forth in Plaintiff's Class Action Complaint and will be more fully set forth in plaintiff's opening brief and other papers to be filed in support of this motion.

                                             ROSENTHAL, MONHAIT, GROSS
                                             & GODDESS P.A.


                                         By: /s/ Norman M. Monhait
                                            ------------------------------------
                                             Mellon Bank Center
                                             Suite 1401
                                             P.O. Box 1070
                                             Wilmington, DE 19899
                                             (302) 656-4433
                                             Attorneys for Plaintiff

OF COUNSEL:

GOODKIND, LABATON, RUDOLPH
& SUCHAROW, LLP
100 Park Avenue
New York, NY 10017-5563
(212)907-0700

                             CERTIFICATE OF SERVICE

         I HEREBY CERTIFY that on the 10th day of January, 2001, copies of the foregoing Notice of Motion and Motion for Preliminary Injunction were served, by hand delivery, upon:

         Pennaco Energy, Inc.                  Marathon Oil Acquisition I, Ltd.
         c/o The Corporation Trust Company     c/o The Corporation Trust Company
         1209 Orange Street                    1209 Orange Street
         Wilmington, DE 19801                  Wilmington, DE 19801

and were sent by Federal Express to:

         Pennaco Energy, Inc.                  Marathon Oil Acquisition I, Ltd.
         1050 - 17th Street                    5555 San Felipe Road
         Suite 700                             Houston, TX 77056-2723
         Denver, CO 80265                      Attn: General Counsel
         Attn: General Counsel

         Charles Schwartz, Esquire
         Vinson & Elkins, L.L.P.
         2300 First City Tower
         1001 Fannin Street
         Houston, TX 77002-6760


                                       /s/ CARMELLA P. KEENER
                                       ----------------------
                                         Carmella P. Keener

               IN THE COURT OF CHANCERY IN THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY

                                                                         [STAMP]

JOHN GRILLO,

                  Plaintiff,
         -against-                           C.A. No. 18606 NC

PENNACO ENERGY, INC., MARATHON
OIL ACQUISITION 1, LTD., PAUL M.
RADY, GLEN C. WARREN, JR., GREGORY
V. GIBSON, DAVID W. LANZA and KURT
M. PETERSON,

                  Defendants.


                                NOTICE OF MOTION

TO:      Pennaco Energy, Inc.                 Marathon Oil Acquisition 1, Ltd.
         c/o The Corporation Trust Company    c/o The Corporation Trust Company
         1209 Orange Street                   1209 Orange Street
         Wilmington, DE 19801                 Wilmington, DE 19801

         PLEASE TAKE NOTICE that the plaintiff will present the attached Motion for Expedited Proceedings to the Court at the earliest convenience of the Court and counsel.

                                       ROSENTHAL, MONHAIT, GROSS
                                         & GODDESS, P.A.


                                  By: /s/ Norman M. Monhait
                                     ---------------------------
                                     Mellon Bank Center
                                     Suite 1401
                                     P.O. Box 1070
                                     Wilmington, DE 19899
                                     (302) 656-4433
                                     Attorneys for Plaintiffs

               IN THE COURT OF CHANCERY IN THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY


JOHN GRILLO,


               Plaintiff,
     -against-                               C.A. No. 18606 NC

PENNACO ENERGY, INC., MARATHON
OIL ACQUISITION 1, LTD., PAUL M.
RADY, GLEN C. WARREN, JR., GREGORY
V. GIBSON, DAVID W. LANZA and KURT
M. PETERSON,

               Defendants


                        MOTION FOR EXPEDITED PROCEEDINGS

         Plaintiff, by his attorneys, respectfully moves the Court to schedule his Motion for Preliminary Injunction, served and filed herewith, for a hearing prior to February 5, 2001, the presently scheduled date for the closing of the tender offer (the "Tender Offer") by Marathon Oil Acquisition 1, Ltd. ("Marathon") for all the issued and outstanding shares of Pennaco Oil, Inc. ("Pennaco") at $19.00 per share. As grounds for this Motion, plaintiff represents as follows:

         1. Plaintiff alleges that he is a stockholder of Pennaco. He brings this action on behalf of all Pennaco stockholders, contending that the defendants breached their fiduciary duties to plaintiff and the proposed class by failing to include in materials disseminated to Pennaco's shareholders in connection with the Tender Offer information material to the decision facing Pennaco's shareholders of whether or not to tender their shares. The allegations are particularized in plaintiff's Class Action Complaint, filed on January 9, 2001 (the "Complaint").

         2. Among other things, the Complaint alleges that Marathon's Tender Offer statement

("TO-T") and Pennaco's Solicitation/Recommendation Statement of 14D-9 ("14D-9"), disseminated on or about January 8, 2001 (the TO-T and 14D-9 are referred to collectively as the "offer documents") omit material information in a number of respects:

                  a. The 14D-9 provides Pennaco shareholders no information to enable them to understand why the Board decided to sell the Company.

                  b. The fairness opinion issued by Lehman Brothers ("Lehman"), Pennaco's financial advisor, and dated December 22, 2000, which is annexed as an exhibit to the 14D-9, states that Lehman relied, in part, upon information supplied by Pennaco and its management, including projections for 2001-2005; Lehman's own analysis based upon "more conservative assumptions" than those contained in management's projections; and certain estimates of proved and non-proved reserves and future production, revenue, operating costs and capital investment. The Board, in determining to recommend the transaction to Pennaco shareholders, reached its conclusion in part on the presentation of Lehman.
Yet, the offer documents do not discuss any financial analyses, range of values derived from any analyses or any disclosure of reserve information. In fact, the analysis prepared by Lehman and presumably presented to the Board, which is customarily an exhibit to SEC filings in this type of transaction, is not available and has not been made an exhibit to any of the offer documents. Thus, Pennaco stockholders have been completely deprived of any information, known to the defendants, about the anticipated future prospects of the Company or alternative transactions.

                  c. The 14D-9 does not provide Pennaco shareholders with any information concerning the range of values for the Company the Board considered. In fact, the offer documents do not discuss the types of analyses prepared by Lehman, such as comparable companies analysis, discounted cash flow analysis and the like, which are customarily prepared in these types of transactions nor the derived ranges of value.

                  d. The 14D-9 does not provide Pennaco shareholders with information to evaluate whether or not the transaction is the best transaction available. The 14D-9 does not say what efforts were made to determine Pennaco's value in the market for corporate control, or even whether or not any such efforts were made. Pennaco shareholders are not told why the Board decided to pursue the Marathon bid as opposed to any other, particularly in light of other inquiries the Company is said to have received in the past. The amount and identity of the other expressions of interest received by Pennaco in the past and briefly noted in the offer documents, are not disclosed.

         3. In short, the Complaint alleges that Pennaco's shareholders are being denied the opportunity to make an informed judgment on the Tender Offer. Accordingly, plaintiff seeks a preliminary injunction against the completion of the Tender Offer. This Court has previously held that lack of complete information in connection with a Tender Offer can constitute irreparable injury sufficient to warrant preliminary injunctive relief. See, e.g., Joseph v. Shell Oil Company, Del. Ch., 482 A.2d 335 (1984).

         4. Plaintiff also alleges that the individual defendants breached their fiduciary duties to Pennaco's shareholders by failing to design and implement a process to ascertain the transaction offering the best value reasonably available for Pennaco's shareholders. See QVC Network v. Paramount Communications, Del. Supr., 635 A.2d 1245 (1993). Since Pennaco's Certificate of Incorporation likely includes a provision pursuant to 8 Del. C. Section 102(b)(7) which would protect the defendants from liability for money damages for any subsequently found violation of this obligation, irreparable injury sufficient to warrant preliminary injunctive relief may exist on this claim as well.

Arnold v. Society for Sav. Bancorp, Inc., 678 A.2d 533, 541-542 (1996).

         5. Since the Tender Offer is scheduled to close on February 5, 2001, plaintiff requests that this Court hear his preliminary injunction motion sufficiently prior to that date to permit a decision and Order if the Court is persuaded the Tender Offer should be enjoined.

         6. Plaintiff has not previously applied for this relief.

         WHEREFORE, plaintiff respectfully requests the Court to enter an Order in the form attached hereto.

                                       ROSENTHAL, MONHAIT, GROSS
                                        & GODDESS, P.A.

                                    By: /s/ Norman M. Monhait
                                       ---------------------------
                                       Mellon Bank Center
                                       Suite 1401
                                       P.O. Box 1070
                                       Wilmington, DE 19899
                                       (302) 656-4433
                                       Attorneys for Plaintiff

OF COUNSEL:

GOODKIND, LABATON, RUDOLPH
 & SUCHAROW, LLP
100 Park Avenue
New York, NY 10017-5563
(212) 907-0700

               IN THE COURT OF CHANCERY IN THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY


JOHN GRILLO,

                  Plaintiff,
         -against-                                    C.A. No. 18606 NC

PENNACO ENERGY, INC., MARATHON
OIL ACQUISITION 1, LTD., PAUL M.
RADY, GLEN C. WARREN, JR., GREGORY
V. GIBSON, DAVID W. LANZA and KURT
M. PETERSON.

                  Defendants.


                                     ORDER

         Upon plaintiff's Motion for expedited Proceedings and for good cause shown, subject to further Order of the Court upon timely application, IT IS this ___ day of January, 2001,

ORDERED:

         1. Plaintiff's application for preliminary injunction shall be heard on ______, 2001, at _______ __.m.

         2. Counsel for the parties shall confer promptly concerning a discovery and briefing schedule for the preliminary injunction motion and present it to the Court for approval.



                                    -----------------------------

                             CERTIFICATE OF SERVICE


     I HEREBY CERTIFY that on the 10th day of January, 2001, copies of the foregoing Notice of Motion and Motion for Expedited Proceedings were served, by hand delivery, upon:

     Pennaco Energy, Inc.                         Marathon Oil Acquisition 1, Ltd.
     c/o The Corporation Trust Company            c/o The Corporation Trust Company
     1209 Orange Street                           1209 Orange Street
     Wilmington, DE 19801                         Wilmington, DE 19801

and were sent by Federal Express to:

     Pennaco Energy, Inc.                         Marathon Oil Acquisition 1, Ltd.
     1050 - 17th Street                           5555 San Felipe Road
     Suite 700                                    Houston, TX 77056-2723
     Denver, CO 80265                             Attn: General Counsel
     Attn: General Counsel

     Charles Schwartz, Esquire
     Vinson & Elkins, L.L.P.
     2300 First City Tower
     1001 Fannin Street
     Houston, TX 77002-6760
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                                                 /s/ CARMELLA P. KEENER
                                                 ----------------------
                                                   Carmella P. Keener